Exhibit 99.1

News Release

FOR IMMEDIATE RELEASE

SuperGen Reports 2008 Third Quarter Financial Results

Royalty Revenue Increases 67% from Same Prior Year Period

DUBLIN, Calif., November 4, 2008 – SuperGen, Inc. (NASDAQ: SUPG), a pharmaceutical company dedicated to the discovery and development of novel cancer therapies, today announced financial results for the third quarter and nine months ended September 30, 2008.

Total revenues for the 2008 third quarter were $10.2 million compared with $6.1 million for the same prior year period.  Total revenues for the 2008 third quarter and same prior year period consist entirely of royalty revenue.  Royalty revenue is earned pursuant to the license agreement entered into with MGI PHARMA (acquired by Eisai Co., Ltd. in January 2008) during 2004, which granted the licensee exclusive rights to the development, manufacture, commercialization and distribution of Dacogen® (decitabine) for Injection.  The Company recognizes royalty revenue on a cash basis when it is received.

Excluding gain on sale of products, total costs and operating expenses for the 2008 third quarter were $11.4 million, compared with $9.2 million for the same prior year period.  The primary reason for the increase in total costs and operating expenses for the 2008 third quarter were higher research and development costs related to increased product development activities including ongoing clinical operations and the payment of additional severance costs in the amount of $98,000 related to the closure of our European operations offset in part by a reduction in general and administrative expenses related to the cessation of our European operations and lower stock-based compensation expense.  The closure of the European operations was effective October 1, 2008 and is anticipated will reduce future operating expenses by up to $1 million annually.  Stock-based compensation expense, which is included in operating expenses, was $642,000 for the 2008 third quarter compared with $904,000 for the same prior year period.

There was no gain on sale of products for the 2008 third quarter compared with $1.8 million for the same prior year period.  The gain on sale of products for the 2007 third quarter related to the receipt of a milestone payment in the amount of $1.8 million due to the achievement of Nipent® (pentostatin for injection) sales targets by Mayne Pharma (acquired by Hospira, Inc. in February 2007).

Loss from operations for the 2008 third quarter was $1.1 million compared with $1.3 million for the same prior year period. The Company reported a net loss for the 2008 third quarter of $569,000, or $0.01 per fully diluted share, compared with net income of $192,000, or $0.00 per fully diluted share, for the same prior year period.  The net loss for the 2008 third quarter includes an income tax benefit of $42,000 compared with $427,000 for the same prior year period.

“In a troublesome economic climate, particularly for biotechnology companies in SuperGen’s valuation range, our third quarter and year-to-date financial performance was positive,” said James S. Manuso, Ph.D., President and Chief Executive Officer.  “Our cash, cash equivalents and marketable securities at the end of the third quarter was approximately $88.7 million dollars.  We continue to manage our financial resources to maximize the impact every dollar has on our drug discovery and development objectives.  Our operational results for the quarter include the clinical advancement of MP-470, our oral tyrosine kinase inhibitor, and further preparations for entering SGI-1776, our oral PIM kinase inhibitor, into Phase 1 clinical trials.”

Total revenues for the nine months ended September 30, 2008 were $26.5 million compared with $15.2 million for the same prior year period.  Total revenues for the nine months ended September 30, 2008 consisted of $26.5 million in royalty revenue compared with $14.5 million for the same prior year period.  Royalty revenue is earned pursuant to the license agreement entered into with MGI PHARMA.  The Company recognizes royalty revenue on a cash basis when it is received.  There was no net product revenue for the nine months ended September 30, 2008 compared with $621,000 for the same prior year period.  The decrease in net product revenue during 2008 is due to the sale of the Company’s worldwide rights for Nipent to Mayne Pharma in a prior calendar year.

Excluding gain on sale of products, total costs and operating expenses for the nine months ended September 30, 2008 were $33.4 million compared with $37.7 million for the same prior year period.  The primary reason for the decrease in total costs and operating expenses for the nine months ended June 30, 2008 were lower acquired in-process research and development costs, a reduction in ongoing general and administrative costs related to winding down our European operations and lower stock-based compensation expense offset in part by higher research and development costs related to increased product development activities including ongoing clinical operations and payment of severance costs in the amount of $420,000 related to the closure of our European operation.  Stock-based compensation expense, which is included in operating expenses, was $2.1 million for the nine months ended September 30, 2008 compared with $3.2 million for the same prior year period.  The gain on sale of products for the nine months ended September 30, 2008 was $1.6 million compared with $27.7 million for the same prior year period.

Loss from operations for the nine months ended September 30, 2008 was $5.3 million compared with income from operations of $5.1 million for the same prior year period. The Company reported a net loss for the nine months ended September 30, 2008 of $6.5 million, or $0.11 per share, compared with net income of $7.9 million, or $0.14 per share, for the same prior year period.  The net loss for the nine months ended September 30, 2008 includes a non-operating charge of $3.1 million that reflects an other than temporary decline in value of the Company’s equity investments.

As of September 30, 2008, the Company had approximately $88.7 million in current and non-current unrestricted cash, cash equivalents and marketable securities.

2008 Financial Guidance

The Company has revised its royalty revenue upward from previous guidance for 2008 to range from $33 million to $36 million.  The Company recognizes royalty revenue on a cash basis when it is received.  The Company has reduced its anticipated milestone receipts relating to the sale of products to Mayne Pharma to $1.8 million for 2008.  Research and development expenses for 2008 have been revised downward and are expected to total approximately $33 million to $35 million.  The growth over 2007 continues to be influenced by increasing costs related to clinical trial programs such as MP-470, ongoing pre-clinical product development efforts and investments in the discovery, pre-clinical, manufacturing, regulatory and clinical development operations of the Company.  The Company expects to record a charge during 2008 of approximately $5.2 million for acquired in-process research & development resulting from a milestone payment to the former Montigen stockholders.  This payment is contingent on the filing of an Investigational New Drug (IND) application (and upon the IND going into effect) with the Food and Drug Administration (FDA) of a second drug emanating from the acquired technology.  Selling, general and administrative expenses are expected to be lower from previous guidance and are forecasted to be approximately $12 million for 2008.  Included in 2008 total operating expenses are non-cash stock-based compensation expenses of approximately $3 million.   Based on the revised 2008 financial guidance the Company is estimating a lower loss from operations in the range from $14.4 million to $15.4 million.  The Company expects annual weighted average shares outstanding for 2008 will be approximately 57.7 million common shares.

Recent Corporate Events:

August 2008:  The Company announced that the FDA granted orphan drug designation for our lead drug candidate, MP-470, for the treatment of glioblastoma multiforme (GBM), an often fatal form of brain cancer.  The FDA accepted the Company’s application upon review of data from in vitro studies in glioblastoma cell lines that demonstrated that either MP-470 or ionizing radiation (IR) alone induce cell death, but when used in combination they synergistically increase cell death by more than two-fold over either agent alone.  MP-470 is currently being evaluated in Phase 1 trials as a single agent and in combination with chemotherapy in patients with solid tumors.  A Phase 1b study in patients with GBM is planned.

October 2008:  The Company presented five posters at the 20th EORTC-NCI-AACR Symposium on “Molecular Targets and Cancer Therapeutics” on October 23 and 24, 2008.  The poster presentations reviewed clinical and non-clinical advances in MP-470, SGI-1252 and SGI-1776.  Poster presentations included the following abstracts:

•                 Abstract 403:  Clinical responses in highly refractory solid tumor patients with oral MP-470, a multi-targeted tyrosine kinase inhibitor, in combination with standard of care chemotherapy regimens: preliminary report from a multi-institutional Phase-1b clinical trial.

•      Abstract 332:  In vivo activity of SGI-1776, an orally active PIM kinase inhibitor.

•      Abstract 426:  Effects of food on the single-dose pharmacokinetics of oral MP-470 capsules.

•      Abstract 480:  MP-470, a novel multi-targeted tyrosine kinase inhibitor targeting Rad51 is not toxic to human primary marrow stem cells at clinically relevant concentrations.

•      Abstract 571:  Modulation of JAK2 signaling pathways in vitro and in vivo by SGI-1252, a small molecule JAK2 inhibitor.

Conference Call Information

SuperGen will host a conference call to discuss the 2008 third quarter financial results today at 1:30 p.m. PT / 4:30 p.m. ET.  The webcast will be accessible via the Investor Relations section of the Company’s Web site at www.supergen.com. A webcast replay of the live conference call will be available shortly following the event. Alternatively, you may access a replay of the conference call by dialing 1-888-286-8010 (domestic) and 1-617-801-6888 (international); replay passcode number is 37633541.  The webcast replay and conference call replay will be available for 90 days.

About SuperGen

Based in Dublin, Calif., SuperGen, Inc. is a pharmaceutical company dedicated to the discovery and development of novel cancer therapies.  SuperGen is developing a number of therapeutic anticancer products focused on kinase and cell signaling inhibitors and DNA methyltransferase inhibitors. For more information about SuperGen, please visit http://www.supergen.com.

Forward-Looking Statements

This press release contains “forward-looking” statements within the meaning of Section 21A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and is subject to the safe harbor created thereby.  The actual results could differ materially from those projected in the forward-looking statements as a result of a number of risks and uncertainties.  These forward-looking statements include statements regarding SuperGen’s expectation that it will receive the balance of the purchase price for Nipent from Mayne Pharma, expectations regarding the various abilities of MP-470, including its multi-arm Phase 1b clinical trial, expectations about revenue, gains from sales of non-core assets and operating expenses, expectations regarding the filing of a second IND with the FDA, as well as SuperGen’s expectations and successful development of all its pipeline products.  Important factors that could cause actual results to differ materially from the expectations reflected in the forward-looking statements include, but are not limited to, risks and uncertainties related to the achievement of developmental milestones with respect to the compounds acquired in the Montigen acquisition, the research and development of MP-470, SGI-1252 or SGI-1776, the satisfaction of the contingencies related to the sale of the worldwide rights to Nipent to Mayne Pharma, and the ability of Eisai to generate global sales of Dacogen.  In general, our future success is dependent upon numerous factors, including our ability to generate pre-clinical development candidates for selection into clinical testing, obtaining regulatory approval of product development programs, conducting and completing clinical trials and obtaining regulatory approval of our products and product candidates, and creating opportunities for future commercialization of compounds.  Our future revenue and operating and net income or loss could be worse than anticipated if demand for our products is less than expected, or if the introduction of new products is delayed, for any reason, including regulatory delay. References made to the discussion of risk factors are detailed in the Company’s filings with the Securities and Exchange Commission including reports on its most recently filed Form 10-K and Form 10-Q.  These forward-looking statements are made only as of the date hereof, and we disclaim any obligation to update or revise the information contained in any such forward-looking statements, whether as a result of new information, future events or otherwise.

Contacts:

SuperGen, Inc.

Timothy L. Enns

SVP, Corporate Communications & Business Development

Tel:  (925) 560-0100

E-mail:  tenns@supergen.com

Mary M. Vegh

Manager, Investor Relations

Tel:  (925) 560-2845

E-mail:  mary.vegh@supergen.com

Dorland Global Public Relations

Michael Beckerich (Media)

Tel:  (212) 677-7632

E-mail:  mbeckerich@dorland.com

Condensed Consolidated Statements of Operations and Balance Sheets to follow…

SUPERGEN, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share amounts)

(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2008	2007	2008	2007

Revenues:
Net product revenue	$—	$—	$—	$621
Royalty revenue.	10,209	6,123	26,480	14,536
Total revenues	10,209	6,123	26,480	15,157

Costs and operating expenses:
Cost of product revenue	—	—	—	221
Research and development	8,841	6,170	24,528	17,185
Selling, general, and administrative	2,511	3,072	8,860	10,345
Acquired in-process research and development	—	—	—	9,967
Gain on sale of products	—	(1,828)	(1,560)	(27,677)
Total costs and operating expenses	11,352	7,414	31,828	10,041

Income (loss) from operations	(1,143)	(1,291)	(5,348)	5,116

Interest income	491	1,044	1,794	3,027
Other than temporary decline in value of investments	—	(4)	(3,055)	(4)
Other income	41	16	49	37
Income (loss) before income tax	(611)	(235)	(6,560)	8,176

Income tax benefit (provision)	42	427	42	(236)

Net income (loss)	$(569)	$192	$(6,518)	$7,940
Net income (loss) per common share:
Basic	$(0.01)	$0.00	$(0.11)	$0.14
Diluted	$(0.01)	$0.00	$(0.11)	$0.14
Weighted average shares outstanding:
Basic	57,562	57,478	57,541	56,655
Diluted	57,562	57,759	57,541	57,297

SUPERGEN, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

	September 30,	December 31,
	2008	2007
	(Unaudited)
ASSETS

Current assets:
Cash and cash equivalents	$79,791	$78,055
Marketable securities	5,978	9,375
Accounts receivable, net	—	71
Accounts receivable from Mayne Pharma	—	58
Prepaid expenses and other current assets	1,085	728
Total current assets	86,854	88,287

Marketable securities, non-current	2,934	3,419
Property, plant and equipment, net	4,600	4,435
Goodwill	731	731
Other intangibles, net	213	532
Restricted cash and investments, non-current	2,352	2,536
Other assets	506	508
Total assets	$98,190	$100,448

LIABILITIES & STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$2,864	$2,327
Accrued liabilities	236	687
Payable to AVI BioPharma	565	565
Deferred gain on sale of products to Mayne Pharma	600	600
Accrued payroll and employee benefits	2,422	2,782
Total current liabilities	6,687	6,961

Deferred rent	698	832
Total liabilities	7,385	7,793

Total stockholders’ equity	90,805	92,655
Total liabilities and stockholders’ equity	$98,190	$100,448